Exhibit 6(b)

SERVICE FEE AGREEMENT

THIS SERVICE FEE AGREEMENT (“Agreement”) is made and entered as of ___________________, 2025, by and between GK INVESTMENT HOLDINGS III LLC, a Delaware limited liability company (the “Company”) and GK DEVELOPMENT, INC, an Illinois corporation, d/b/a “GK Real Estate” (“Agent”).

A.            The Company was formed on March 5, 2025, to acquire, own, develop, redevelop, operate, and lend on commercial real estate.

B.             Pursuant to that certain Limited Liability Company Agreement dated as of March 5, 2025 (the “Operating Agreement”), Agent is the sole Manager of the Company.

C.            The Company requests that Agent perform certain services for and on behalf of the Company in connection with the selection and acquisition of properties and for the development, financing, management and leasing of the Company’s properties.

D.            The Company and Agent desire to enter this Agreement to describe the services to be performed and provided by Agent and the fees payable by the Company to Agent in connection therewith.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, respectively, by each of the parties hereto, the parties agree as follows:

1.             Recitals. The recitals set forth above are hereby incorporated into the body of this Agreement.

2.             Services. Agent will be responsible for all aspects of the management of the Company’s properties including, without limitation, the identification and selection of properties for acquisition and the development, financing, management and leasing thereof.

3.             Compensation. In exchange for the services provided by Agent to the Company, Agent shall be entitled to the fees enumerated below:

(a)            Acquisition Fees. Agent will be entitled to two percent (2%) of the purchase price of each property purchased from non-affiliated, third party sellers for identifying, reviewing, evaluating, investing in and the purchase of real property acquisitions. The acquisition fees are payable by the Company to Agent regardless of whether the property ever generates positive cash flow.

(b)           Property Management Services Fees. Each property owned by the Company will be managed by Agent. For its services, Agent will be paid property management fees, leasing compensation and other compensation, provided that property management fees for any property may not exceed five percent (5%) of annual gross revenues from that property. The property management fees will be paid in arrears monthly. The property management fees are payable by the Company to Agent regardless of whether the property ever generates positive cash flow.

(c)            Disposition Fees. Agent will receive two percent (2%) of the gross sale price from the disposition of each property by the Company. The disposition fees are payable by the Company to Agent at the closing of the sale transaction regardless of whether the investment is sold at a gain or a loss.

(d)           Asset Management Fees. Each property owned by the Company will be managed by Agent. For its services, Agent will be entitled to an asset management fee equal to one percent (1%) of the appraisal value of real properties acquired by the Company or its subsidiaries or pro rata portion of such value if a Company subsidiary is not wholly-owned. No asset management fees will be earned on undeployed cash. The asset management fees will be paid in arrears on a monthly basis. The asset management fees are payable by the Company to Agent regardless of whether the asset ever generates positive cash flow.

(e)            Financing Fees. Agent will be entitled to two percent (2%) of the principal amount of any financing in conjunction with the purchase or refinance of an asset. The financing fees are payable by the Company to Agent regardless of whether the asset generates positive cash flow.

(f)            Loan Management Fees. Agent will be entitled to one-half percent (0.5%) of the principal amount loaned. The loan management fees are payable by the Company to Agent regardless of whether the asset generates positive cash flow.

(g)           Other Fees & Expenses. Agent may be entitled to certain additional, market rate fees in association with other activities imperative to the operations of the Company including, without limitation, property leasing, property development, and loan guarantees. Agent may also be entitled to reimbursement of its commercially reasonable out of pocket expenses incurred with providing the services provided in this Agreement.

4.             Financial Records. Agent shall maintain books of accounts of all cash receipts and cash disbursements incurred in the management of real estate owned by the Company, which records at all times shall be open to the Company’s inspection. Agent is authorized at the expense of the Company, to engage necessary professional services, including legal, accounting and brokerage.

5.             Confidentiality. Each party agrees to not disclose any matters set forth in this Agreement or disseminate or distribute any information without the express written consent of the other party, except with respect to its attorneys, employees, contractors, accountants, and lenders who shall be advised of the confidential nature of this Agreement, or as required by law.

6.             Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and either delivered in person and receipted for; or three (3) days after being mailed by United States registered or certified mail, postage prepaid and return receipt requested; or via by commercial overnight delivery service. Any party may change its address for purposes of giving notice by written notice given in the foregoing manner. Notice will be deemed received when delivered and receipted for in person; or when deposited in the United States mail or received by the commercial overnight delivery service in accordance with the foregoing requirements. Notice given in any other manner will be deemed effective when actually received.

Company:	GK Investment Holdings III LLC
c/o GK Development, Inc.
257 E. Main Street, Suite 200
Barrington, IL 60010

Agent:	GK Development, Inc.
257 E. Main Street, Suite 200
Barrington, IL 60010

7.             Default and Remedies. In the event of a breach or default of this Agreement by any party hereunder, the non-defaulting party shall be entitled to pursue any and all rights and remedies available at law or in equity.

8.             Amendments. This Agreement shall not be amended, altered, or changed except by a written agreement signed by the parties.

9.             Term. The term of this Agreement shall begin on the Effective Date and may be terminated by either party upon sixty (60) days prior written notice to the other party hereto, with or without cause.

10.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Illinois without reference to the conflicts of laws or choice of law provisions thereof.

11.           Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provisions hereof, for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorney’s and other fees, incurred by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include such fees incurred in actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

12.           No Assignment. This Agreement constitutes a “personal services” contract. The parties agree that this Agreement shall not be assigned or transferred in whole or in part by either party without the express written consent of the other, which may be granted or withheld in the sole discretion of such party. Any attempted assignment or transfer shall not confer any rights upon the assignee or transferee but rather will be null and void.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which when taken together shall constitute one and the same instrument.

14.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

15.           Entire Agreement. This Agreement, together with the Operating Agreement, shall constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have executed this Service Fee Agreement on the date first written above.

AGENT:		COMPANY:

GK DEVELOPMENT, INC., an Illinois corporation		GK INVESTMENT HOLDINGS III LLC, a Delaware limited liability company

		By:	GK Development, Inc.,
By:			an Illinois corporation, its Manager
Name:	Garo Kholamian
Title:	President
By:
Name:	Garo Kholamian
Its:	President

4